Exhibit 10.1

Execution Version

Share Purchase Agreement

among

Sarcina Holdings S.à r.l.

the Other Sellers

and

Graphic Packaging International Europe Holdings B.V.

regarding all of the shares in

AR Packaging Group AB (publ)

12 May 2021

Table of Contents

1.	Definitions and interpretation		2

2.	Sale and purchase		11

3.	Purchase Price		12

	3.1	Amount and payment	12
	3.2	Information to be provided to the Buyer prior to Closing, etc.	13

4.	Condition precedent		14

	4.1	Competition Approval	14
	4.2	Responsibility for satisfaction	14
	4.3	Long Stop Date and consequences of non-satisfaction	15

5.	Pre-Closing obligations		15

	5.1	Sellers’ obligations as shareholders	15
	5.2	Sellers’ instructions to Group Companies	16
	5.3	No restriction or prevention of certain activities	17

6.	Closing		18

	6.1	Place and date	18
	6.2	Closing obligations	18

7.	Warranties of the Sellers		20

	7.1	General	20
	7.2	Title and authority	21
	7.3	Existence and capitalization	21
	7.4	Insolvency, etc.	22
	7.5	Records and documentation	22
	7.6	Accounts	23
	7.7	Tax	24
	7.8	Material Agreements, etc.	24
	7.9	Real property	25
	7.10	Intellectual Property	26
	7.11	Information Technology	26
	7.12	Employment and pension	27
	7.13	Litigation and disputes	28
	7.14	Insurance	28
	7.15	Compliance with laws and permits	28
	7.16	Data Protection	29
	7.17	Environmental matters	29
	7.18	Information	30
	7.19	Ordinary Course of Business	30

8.	Warranties of the Buyer		31

9.	Liability and related matters		32

	9.1	The Sellers’ liability	32
	9.2	The Insurance Policy	33
	9.3	No other liability	34
	9.4	The Buyer’s remedy	35
	9.5	Limitation of the Sellers’ liability	35

i

10.	Post-Closing obligations		39

	10.1	Discharge from liability	39
	10.2	Access to books, records and documents	39
	10.3	Transaction bonuses	39

11.	Miscellaneous		40

	11.1	Notices	40
	11.2	Sellers’ Representative	40
	11.3	Fees and expenses	41
	11.4	Assignment	41
	11.5	No waiver	42
	11.6	Entire agreement	42
	11.7	Amendments	42
	11.8	Provisions severable	42
	11.9	Confidentiality and publicity	42
	11.10	Governing law and arbitration	43

ii

List of Schedules

Schedule (b)	The Other Sellers and ownership of the Shares
Schedule B	Subsidiaries
Schedule E	Insurance Policy
Schedule 1.2	Accounts
Schedule 1.25	Disclosure Material
Schedule 1.37	Firstan Accounts
Schedule 1.48	Key Employees
Schedule 1.55	Material Agreements
Schedule 3.1(c)	Allocation of the Purchase Price
Schedule 6.2(a)(ix)	Agreed form of resignation letter
Schedule 7.5(a)	Articles of association and certificates of registration
Schedule 7.9(a)	Owned Properties
Schedule 7.9(b)	Leases
Schedule 7.10(a)	Intellectual Property
Schedule 7.12(h)	Defined Benefit Pension Schemes

iii

This share purchase agreement (including its Schedules, the “Agreement”) is entered into on the date hereof (the “Signing Date”) among:

(a)

Sarcina Holdings S.à r.l., a Luxembourg private limited liability company (sociéte à responsibilité limitée) incorporated under the laws of Luxembourg with registered office at 20 avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre du Commerce et des Sociétés, Luxembourg) under number B206300 (“Sarcina”);

(b)	the other shareholders of the Company as set out in Schedule (b) (the “Other Sellers”); and

(c)	Graphic Packaging International Europe Holdings B.V., reg.no 01051977 Steenhouwersstraat 4, 8601 WD Sneek, the Netherlands (the “Buyer”).

Sarcina and the Other Sellers are jointly referred to as the “Sellers” and individually a “Seller”. The Sellers and the Buyer are jointly referred to as the “Parties” and individually a “Party”.

Background

A.

AR Packaging Group AB is a Swedish limited liability company with reg. no. 559062-9373 (the “Company”). The Company has a share capital of EUR 60,202.68 divided among 74,310,190 ordinary shares (which includes shares deriving from the exercise of 592,583 Warrants immediately before the Signing date (the “Exercised Warrants”)) and 10,600 preference shares, i.e. 74,320,790 shares in the aggregate (the “Shares”).

B.	The Company owns, directly or indirectly, all of the shares in the Subsidiaries (as defined below) as set out in Schedule B.

C.	The Sellers own all of the Shares as set out in Schedule (b).

D.	The Sellers wish to sell and the Buyer wishes to purchase the Shares on the terms and subject to the conditions set out in this Agreement.

E.

In order to facilitate a clean exit for the Sellers, an efficient process and coverage for the Warranties (as defined below) (i) the Parties have agreed that the Buyer shall arrange for a buyer’s representations and warranties insurance in the name of the Buyer and at the Buyer’s cost, without the possibility of any recourse against the Sellers, on the terms and conditions set out in the insurance policy attached hereto as Schedule E (the “Insurance Policy”).

1.	Definitions and interpretation

(a)	In this Agreement, capitalized terms shall have the following meaning, all of which terms shall be equally applicable to the singular and plural forms of such terms:

1.1	Accounting Principles	shall mean the generally accepted accounting principles, rules, policies, practices, procedures and methods applicable in Sweden and the jurisdiction of the relevant Group Company and applied by the relevant Group Companies in the preparation of the Accounts ended on the Accounts Date (being the International Financial Reporting Standards (IFRS) published by the International Accounting Standards Board (IASB) (including interpretations from the IFRS Interpretations Committee (IFRS IC)) as approved by the European Union, the Swedish Annual Reports Act (Sw. årsredovisningslagen) and local GAAP as further specified in the notes to the respective Accounts).

1.2	Accounts	shall mean the statutory consolidated audited annual accounts of the Company (including balance sheet, profit and loss account, cash flow statement, notes and management report (Sw. förvaltningsberättelse)) for the financial period of the Company ended on (i) the Accounts Date and (ii) the date one year prior to the Accounts Date and (iii) the statutory audited annual accounts of other Group Companies (including balance sheet, profit and loss account, cash flow statement, notes and management report (Sw. förvaltningsberättelse)) and statements from the auditor of the respective other Group Companies for the financial year ended on the date one year prior to the Accounts Date, in each case as attached hereto as Schedule 1.2.

1.3	Accounts Date	shall mean 31 December 2020.

1.4	Affiliates	shall mean (a) a closely related person (Sw. närstående) as defined in the Companies Act or (b) a Person that, directly or indirectly, Controls or is Controlled by another Person or under common Control with another Person, provided in each case that no Group Company shall be deemed to be an Affiliate of any of the Sellers and no Seller shall be deemed to be an Affiliate of another Seller and, for the avoidance of doubt, in respect of Sarcina, any portfolio companies (including each such portfolio company’s subsidiary undertakings) in which such CVC Funds hold, have held, or come to hold an interest or investment.

1.5	Agreement	shall have the meaning set out in the introductory paragraph.

1.6	Applicable Law	shall, with respect to a Person, mean any law, regulation, judgment or other legally binding requirement or rule of any governmental authority in any jurisdiction applicable from time to time to such Person.

1.7	Bring Down of Disclosures	shall mean a review, immediately prior to Closing, of the Warranties by the Key Employees in order to identify any facts or circumstances which have occurred between the Signing Date and the Closing Date and which would constitute a breach of any of the Warranties at Closing.

1.8	Business	shall mean the business carried out by the Group Companies, i.e. the manufacturing and sale of packaging products.

1.9	Business Day	shall mean a day (other than a Saturday, Sunday or public holiday) on which banks are generally open for business in Sweden, Luxembourg and the US, other than for internet banking and/or telephone services only.

1.10	Buyer	shall have the meaning set out in the introductory paragraph.

1.11	Buyer’s Group	shall mean the Buyer and all Affiliates of the Buyer.

1.12	Claim	shall mean any claim made by the Buyer against a Seller in respect of any breach of this Agreement.

1.13	Closing	shall mean the completion of the Transaction by the Parties performing their obligations in accordance with Section 6.2.

1.14	Closing Date	shall mean the date set out in Section 6.1(b).

1.15	CMA	shall mean the Competition and Markets Authority in the United Kingdom.

1.16	Companies Act	shall mean the Swedish Companies Act (Sw. aktiebolagslagen).

1.17	Company	shall have the meaning set out in the Background, Section A.

1.18	Competition Approval	shall mean confirmation that consummation of the Transaction has been approved by each and all of the Competition Authorities or that the applicable waiting periods for such approval have expired without any prohibition, legal action or other proceedings having been imposed or brought by any of the Competition Authorities.

1.19	Competition Authorities	shall mean the European Commission, the CMA, the FAS and any other relevant competition authority in any jurisdiction where an anti-trust filing is required in connection with the Transaction, and “Competition Authority” shall mean any one of them.

1.20	Confidential Information	shall mean all information of any kind or nature (whether written, oral, electronic or in any other form), including the existence and terms of this Agreement, any financial information, trade secrets, customer lists or other information, which (i) a Party or any of its Affiliates receives from, or on behalf of, another Party (whether before or after the Signing Date) in connection with the Transaction; or (ii) the Buyer obtains about any CVC Person in connection with the Transaction.

1.21	Control	shall mean the possession (whether direct or indirect) of the power to direct the management or policies of a Person, whether through majority ownership or otherwise.

1.22	CVC Person	shall mean (i) CVC Capital Partners Advisory Group Holding Foundation and each of its subsidiary undertakings from time to time (“CVC”) (ii) CVC Capital Partners SICAV-FIS S.A. and each of its subsidiary undertakings from time to time; (iii) funds or vehicles advised by CVC and/or its affiliates (“CVC Funds”) and investors in those funds; (iv) CVC Credit Partners Group Holding Foundation and each of its subsidiaries from time to time; (v) funds or vehicles managed or advised by (iv) and investors in such funds; and (vi) portfolio companies (including each such portfolio company’s subsidiary undertakings) in which such CVC Funds hold, have held, or come to hold an interest or investment.

1.23	CVC Fund	Shall have the meaning set out in 1.22.

1.24	Data Room	shall mean the virtual data room hosted by DataSite LLC in respect of Project STAR.

1.25	Disclosure Material	shall mean the confidential information presentation dated 28 January 2021, the written information provided at the management presentations held on 16 March 2021 and all material in the Data Room (including, for the avoidance of doubt, any clean team/black box information made available to the Buyer’s advisors), a copy of which will be recorded on a memory stick which will be provided to the Buyer on Closing and the content of which is listed in Schedule 1.25, including written answers to the questions raised by the Buyer and its representatives and advisors in connection with the Due Diligence Review, as well as other material and information, provided by the Sellers or the Group Companies to the Buyer or any of its Affiliates prior to the Signing Date, including all information provided in this Agreement.

1.26	Due Diligence Review	shall have the meaning set out in Section 7.1(a).

1.27	Encumbrance	shall mean any claim, charge, pledge, mortgage, option, retention of title, pre-emption right, right of first refusal or security interest of any kind.

1.28	Environmental Laws	shall mean any Applicable Law, the purpose of which is to protect, or prevent the pollution of, the environment or to regulate emissions, discharges, or releases of Hazardous Substances into the environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances.

1.29	Environmental Permit	shall mean any license, approval, authorization, permission, notification, waiver, order or exemption which is issued under any Environmental Law.

1.30	Exercise Price	shall mean EUR 2,062,188.84.

1.31	Exercised Warrants	shall have the meaning set out in the Background, Section A.

1.32	External Debt	shall have the meaning set out in Section 3.2(a)(iii).

1.33	Fairly Disclosed	shall mean fairly disclosed in writing in such a manner and relevant context so that, on a review of the relevant document, a reasonably prudent buyer with professional advisers should reasonably be in a position to identify the existence of the relevant fact, matter, or other information and make a reasonably informed assessment thereof.

1.34	FAS	shall mean the Russian Federal Antimonopoly Service.

1.35	Firstan	shall mean Firstan Holdings Limited.

1.36	Firstan Accounting Principles	shall mean the accounting principles used when preparing the Firstan Accounts, as described in the Firstan Accounts.

1.37	Firstan Accounts	shall mean the audited consolidated annual accounts of Firstan for the financial period ended on the Accounts Date, attached hereto as Schedule 1.37.

1.38	Firstan Closing Date	shall mean 15 January 2021.

1.39	Firstan Group	shall mean Firstan and its wholly owned subsidiary AR Packaging Cambridge Limited.

1.40	Fundamental Warranties	shall mean the Warranties in Sections 7.2 and 7.3.

1.41	Group	shall mean the Company and its Subsidiaries, each of them being a “Group Company”, save for the Firstan Group as regards the time prior to 15 January 2021.

1.42	Hazardous Substances	shall mean any wastes, pollutants, contaminants and other natural or artificial substances (whether in solid, liquid, gas or vapor form) which are capable of causing harm or damage to the environment or a nuisance to any natural Person.

1.43	Information Technology	shall mean computer systems, communication systems, software and hardware and other information technology.

1.44	Insurance Policy	shall have the meaning set out in the Background, Section E.

1.45	Insurance Provider	shall mean Euclid Transactional Europe GmbH.

1.46	Intellectual Property	shall mean patents, trademarks, designs, copyrights, trade names, rights in databases, rights on software, rights in trade secrets, rights in domain names and any similar intellectual property, including where such rights are obtained or enhanced by registration, any registrations of such rights and applications and rights to apply for such registrations.

1.47	Interest

shall mean EUR 140,000 multiplied by the number of days elapsed, from and including the Accounts Date up until but excluding the Closing Date, provided that:

(a)   if Closing has not occurred on or before 13 November 2021, said amount shall be increased to EUR 210,000 for the period from and including 13 November 2021 until but excluding the Closing Date; and

(b)   if Closing has not occurred on or before 13 February 2022, said amount shall be increased to EUR 250,000 for the period from and including 13 February 2022 until but excluding the Closing Date, or the date on which this Agreement is terminated by the Seller in accordance with Section 4.3.

1.48.	Key Employee	shall mean the individuals listed in Schedule 1.48.

1.49	Leakage

shall mean any of the following, in each case in respect of any Group Company, to the extent (i) it occurs (except in relation to (j)) to the benefit of the Sellers or any of their respective Affiliates (excluding the Group Companies) or any of their respective Relevant Persons and (ii) to the extent it occurs during the period from and including the day after the Accounts Date up until and including the Closing Date (however not after Closing), in each case excluding any Permitted Leakage:

(a)   any declared, paid or made, or agreed to be declared, paid or made, direct or indirect dividend or distribution or other transfer of value (Sw. värdeöverföring) as defined in Chapter 17, Section 1, of the Companies Act or corresponding provisions under Applicable Law;

(b)   any professional fees, expenses and other costs paid, payable or incurred to any advisor by any Group Company in connection with the Transaction;

(c)   any amounts paid or payable in respect of any share capital or other securities (including any loan notes, convertibles or similar securities);

(d)   any amounts paid or payable (including the waiver of any debt or other right), assets transferred or liabilities assumed, indemnified or incurred other than in the Ordinary Course of Business on arm’s length terms;

(e)   any amounts paid or payable in respect of any transaction bonus, severance pay or similar payment as a result of, including in connection with the preparation, negotiation and consummation, the Transaction (excluding however any such bonuses that are paid or payable by Sarcina);

(f)   any amounts paid or payable in respect of any brokerage or finder’s fees or any other professional adviser fees or expenses (including for the avoidance of doubt expenses for lawyers, accountants, tax advisors, Data Room and Data Room assistance and other services) as a result of the Transaction;

(g)   any amounts paid or payable in relation to a provision or liability in the Accounts in each case exceeding the maximum amount set out in the respective Accounts with respect to any such payment;

(h)   any amounts paid or payable in relation to management fees or other such charges unless included as Permitted Leakage; and

(i) any agreement or commitment to enter into or carry out any of the actions or transactions referred to in paragraphs (a)–(h) above;

(j) any costs (always excluding accrued but unpaid interest) related to the repayment of External Debt (including, for example, fees, break costs, interest compensation, redemption costs, prepayment fees, and the relevant banks’ costs and expenses) payable pursuant to Section 6.2(a)(v); and

(k)   any Tax paid or becoming payable at any time by any Group Company as a consequence of any of the matters referred to above, to the extent not reimbursed pursuant to Section 10.3.

1.50	Leases	shall have the meaning set out in Section 7.9(b).

1.51	Licenses and Consents	shall mean any licenses and/or consents in relation to any Intellectual Property either granted by any of the Group Companies to third parties or obtained by any of the Group Companies from third parties.

1.52	Long Stop Date	shall mean, subject to clause 4.3, the Business Day occurring nine (9) months from the Signing Date;

1.53	Loss	shall mean any direct loss, damage, cost or expense incurred by the Buyer and any direct, and reasonably foreseeable indirect, loss, damage, cost or expense incurred by the Buyer or any Group Company, excluding, for the avoidance of doubt, (a) loss of synergies or other similar profits, revenues or advantages (including business opportunities in the existing or future business of the Buyer or any of its Affiliates other than the Group Companies) that the Buyer or any of its Affiliates (excluding the Group Companies) had expected to make or derive from the Transaction or (b) losses related to the financing arrangements of the Buyer or any of its Affiliates other than the Group Companies.

1.54	Management Accounts	shall mean the unaudited financial statements of the Company and the Subsidiaries for the period 2019 to 2020, which have been provided in the Disclosure Material, index number 2.2.1.5 (“consolidated profit & loss and Balance sheet statements”), 2.6.2 and 2.6.3 (“Divisional results”) and 2.2.6 (“Management monthly reports”).

1.55	Material Agreements	shall mean the agreements listed in Schedule 1.55.

1.56	Notified Leakage	shall have the meaning set out in Section 3.2(a)(i).

1.57	Ordinary Course of Business	shall mean the ordinary course of Business, as conducted prior to the Signing Date, of each of the Group Companies.

1.58	Other Sellers	shall have the meaning set out in the introductory paragraph.

1.59	Party	shall have the meaning set out in the introductory paragraph.

1.60	Permitted Leakage

shall mean the following payments made or permitted to be made by or on behalf of a Group Company:

(a)   any payment for which a specific provision has been expressly made in the Accounts, in each case not exceeding the maximum amount set out therein with respect to any such payment;

(b)   directors’ fees (including expenses) which are payable or paid to any director of any Group Company pursuant to any current agreements with or corporate resolution of any Group Company which have been Fairly Disclosed, excluding, for the avoidance of doubt, fees (including expenses) which are payable or paid as a result of the Transaction;

(c)   salary, bonuses and consultancy fees (excluding bonuses and similar relating to the Transaction) which are payable or paid to the Sellers or any of their respective Affiliates or any of their respective Relevant Persons pursuant to any current agreements with or corporate resolution of any Group Company which have been Fairly Disclosed or which are otherwise paid out in the Ordinary Course of Business, provided for in the budget of the relevant Group Companies or materially in line with past practice;

(d)   costs and expenses pertaining to any D&O “run off” insurance taken out by the Group;

(e)   any action or matter undertaken at the request or consent of the Buyer;

(f)   any other payment otherwise permitted under this Agreement; and

(g)   any Tax paid or becoming payable by any Group Company as a consequence of any of the matters referred to above.

1.61	Person	shall mean any individual, company, corporation, partnership or other entity having legal personality or any government, state or agency of a state, local or municipal authority or other governmental body.

1.62	Purchase Price	shall have the meaning set out in Section 3.1(a).

1.63	Purchase Price Allocation	shall have the meaning set out in Section 3.1(c).

1.64	Relevant Group Company	shall mean the Company and those Subsidiaries set out under the heading “Relevant Group Companies” in Schedule B.

1.65	Relevant Person	shall mean any director, officer, employee or agent of a Seller or any of its Affiliates.

1.66	Representatives	shall mean, with respect to any Person, from time to time, any of such Person’s directors, officers, employees, agents, attorneys, accountants, advisors and any other representatives.

1.67	Sarcina	shall have the meaning set out in the introductory paragraph.

1.68	Sarcina Loan	shall mean the loan in the principal amount of EUR 700,000 granted by AR Packaging Holding GmbH (as lender) to Sarcina (as borrower).

1.69	Sellers	shall have the meaning set out in the introductory paragraph.

1.70	Sellers’ Account	shall mean a bank account to be specified by Sarcina by way of notice to the Buyer no later than five Business Days prior to the Closing Date.

1.71	Sellers’ Knowledge	shall mean the actual knowledge as at the Signing Date of Lave Beck-Friis and Krzysztof Krawczyk as well as the knowledge they should have had following reasonable enquiries with each of Harald Schulz (CEO), Yvonne Melchers (Group M&A and interim CFO), Anne Wagener (General Counsel), Matej Baran (Group HR Director) and Gary Harwood (VP Sales).

1.72	Sellers’ Representative	shall mean Sarcina.

1.73	Signing Date	shall mean the date on which this Agreement is signed by both Parties.

1.74	Share Price	shall mean EUR 570,300,000.

1.75	Shareholder Loan	shall mean loan in the principal amount of EUR 50,000,000 granted by Sarcina to the Company as well as any accrued but unpaid interest in relation to such loan.

1.76	Shares	shall have the meaning set out in the Background, Section A.

1.77	Subrogation Provision	shall mean any provisions regarding rights of subrogation which the Insurance Provider may have under the Insurance Policy vis-à-vis the Sellers.

1.78	Subsidiaries	shall mean all direct and indirect subsidiaries of the Company, as set out in Schedule B.

1.79	Surviving Sections	shall mean Sections 11.1 to 11.10.

1.80	Tax	shall mean all direct and indirect taxes, charges, fees, duties and levies and other assessments imposed by any authority, whether determined by reference to income, profits and capital gains, social security fees and other assessments, including but not limited to any income tax, sales tax, property tax, value added tax, transfer tax, employment tax, withholding tax, capital tax, asset holding tax, registration tax and stamp duty, wherever arising together with any costs, interest, penalties, surcharges or other amounts additional to such taxes.

1.81	Third Party Claim	shall have the meaning set out in Section 9.7(a).

1.82	Transaction	shall mean the transactions contemplated by this Agreement.

1.83	Warrants	shall mean the 900,000 warrants issued by the Company by resolution of its shareholders on 4 August 2020.

1.84	Warranty	shall have the meaning set out in Section 7.1(b).

(b)	In this Agreement:

(i)	references to Sections and Schedules are to Sections of, and Schedules to, this Agreement;

(ii)	unless otherwise stated, the term “including” shall mean “including without limitation”; and

(iii)	headings and titles are for convenience only and do not affect the interpretation of this Agreement

2.	Sale and purchase

(a)

On the terms and subject to the conditions set out in this Agreement, each of the Sellers hereby sells the number of Shares set opposite its name in Schedule (b) free and clear of any Encumbrances and the Buyer hereby purchases all of the Shares, together with all rights pertaining to them as at Closing.

(b)	The ownership of the Shares shall pass from the Sellers to the Buyer at Closing, simultaneously with the fulfilment of each of the Parties’ obligations set out in Section 6.2.

(c)

Each Seller hereby, subject only to completion of Closing, irrevocably waives its post-transfer purchase right (Sw. hembud) in the Company’s articles of association with respect to the transfers hereunder and each Seller undertakes not to invoke any other right that could adversely affect the passing of the ownership of the Shares from the Sellers to the Buyer on Closing. Nothing in this Section 2(c) shall prejudice or preclude any rights of such Seller as may be afforded to it in accordance with this Agreement.

3.	Purchase Price

3.1	Amount and payment

(a)	The consideration for the Shares (the “Purchase Price”) shall be the aggregate amount of:

(i)	the Share Price; plus

(ii)	the Interest; less

(iii)	any Notified Leakage.

(b)

The Purchase Price shall be paid by the Buyer to the Sellers on Closing in accordance with Section 6.2(a)(iii). The receipt of the Purchase Price in the Sellers’ Account shall be deemed to constitute receipt of the Purchase Price by all of the Sellers.

(c)

The Sellers agree between themselves that the Purchase Price shall be allocated among the Sellers in accordance with Schedule 3.1(c). The amount payable to an individual Seller shall be reduced by an amount equal to any Notified Leakage that such Seller or any of its Affiliates is responsible for pursuant to Section 3.2(a)(i) as well as such Seller’s pro rata share of the transaction costs as further described below and, in relation to those Sellers who hold Shares deriving from the Exercised Warrants, its portion of the Exercise Price as set out in Schedule 3.1(c) (the “Purchase Price Allocation”).

(d)

Each Seller shall bear a pro rata part (as set out in Schedule 3.1(c)) of the aggregate transaction costs which have been incurred on behalf of a Seller with the consent of Sarcina, including, but not limited to, all fees and expenses of investment bankers, advisors, representatives, counsel and accountants. The Sellers hereby agree between themselves that Sarcina shall, on behalf of all Sellers, pay such transaction costs, and that a portion of the Purchase Price corresponding to such transaction costs (including any VAT) shall be paid by the Buyer to Sarcina, and each Seller’s share of such transaction costs will be deducted from each Seller’s portion of the Purchase Price that is allocated to such Seller in accordance with Section 3.1(c).

3.2	Information to be provided to the Buyer prior to Closing, etc.

(a)	No later than three Business Days prior to the Closing Date, the Sellers shall deliver a written statement to the Buyer setting out:

(i)	the Purchase Price, including the Interest accrued up until but excluding the Closing Date and the amount of any Leakage (“Notified Leakage”) or a confirmation that no Leakage has occurred;

(ii)	the Purchase Price Allocation

(iii)

the aggregate amount of the Shareholder Loan as well as all debt owed by the Group to any bank or other third party (including any accrued but unpaid interest, redemption costs, prepayment fees, break costs and any other amounts payable in connection with the repayment of such debt at Closing by the Group Companies) (the “External Debt”); and

(iv)	the details of the Sellers’ Account.

(b)

If the Buyer, after the Closing Date, becomes aware of any Leakage other than Notified Leakage, the Buyer shall be entitled to receive payment of such Leakage from the relevant Seller(s) (in accordance with Section 3.2(c)(i)) on a EUR for EUR basis, provided that the Buyer has delivered a written notice thereof, accompanied by the relevant particulars thereof specifying the nature of the Leakage, the amount required to be paid in respect of such Leakage and such other information as is available to the Buyer or the Group Companies and as is reasonably necessary to enable such Seller(s) to assess the existence of the Leakage, as soon as reasonably practicable and in any event not later than twelve months from the Closing Date. Unless disputed, such Seller(s) shall pay to the Buyer such additional Leakage within thirty Business Days after receipt of the Buyer’s written notice.

(c)	For the avoidance of doubt:

(i)

each of the Sellers’ obligation arising out of or in connection with any Leakage (including, for the avoidance of doubt, Notified Leakage) is several and not joint, and any such obligation for which more than one Seller is liable for in accordance with this Agreement shall be allocated as per actual receipt of such Leakage between the relevant Sellers(s) (which for the purposes hereof shall also include each such Seller’s Affiliates and Relevant Persons), except that (A) where a Seller has participated in or authorized the decision to distribute or pay any Leakage, such Seller shall be jointly and severally liable for such Leakage together with the relevant receiving Seller(s) and (B) if there are no receiving Sellers and no Sellers have participated in or authorized the decision to distribute or pay the Leakage, each of the Sellers shall be liable for such Leakage pro rata to the Purchase Price received by such Seller.

(ii)	any Notified Leakage shall be deducted on a EUR for EUR basis from the Share Price;

(iii)	the Buyer shall not be entitled to recover any Leakage from any of the Sellers under this Agreement more than once in respect of the same Leakage; and

(iv)

the liability of each of the Sellers for any Leakage under this Section 3.2 shall not exceed the portion of the Purchase Price received by such Seller or the actual Leakage such Seller or its Affiliates has received, whatever is the highest.

4.	Condition precedent

4.1	Competition Approval

The Parties’ obligation to complete the Transaction shall be subject to the Buyer’s receipt of the Competition Approval.

4.2	Responsibility for satisfaction

(a)

The Buyer shall be responsible for the preparation of any notification to the Competition Authorities pursuant to Section 4.1 and for its costs and expenses incurred in relation to such notification. Subject to the Sellers’ continued compliance with the obligations set out in Section 4.2(f), the Buyer shall submit a complete notification as soon as reasonably possible after the Signing Date, and in any event no later than 20 Business Days after the Signing Date, it being understood that the initial filing with the European Commission and the CMA will be in draft form, pursuant to customary practice.

(b)

The Buyer shall promptly notify the Sellers (i) when the condition precedent set out in Section 4.1 has been satisfied or (ii) if it has any reason to believe that the condition precedent may not be satisfied, or that satisfaction may be delayed, or that it may be satisfied earlier than expected.

(c)

The Buyer shall, and shall procure that its Affiliates, take all lawful measures necessary to procure that the condition precedent set out in Section 4.1 is satisfied as soon as reasonably practicable and, in any event, by the Long Stop Date including that the Buyer shall offer and give to the Competition Authorities any necessary and lawful undertakings or commitments including to divest any business or assets and/or behavioral commitment.

(d)	The Buyer shall respond as promptly and completely as reasonably possible to all inquiries received from the Competition Authorities for additional information or documentation.

(e)

The Buyer shall inform the Sellers of the progress of the proceedings and shall promptly upon request by any of the Sellers provide such Seller, if permitted by the relevant Competition Authority, with copies of all material correspondence with and from the Competition Authorities.

(f)

The Sellers, or any Persons designated by the Sellers, shall provide reasonable assistance in a reasonably timely manner to the Buyer in the preparation of any filings or submissions to, or responses to requests for information from, any Competition Authority. The Sellers shall be entitled to participate in any meetings and planned material telephone calls with a Competition Authority (and shall be given reasonable advance notice of any such meetings and planned telephone calls) provided that such assistance does not cause unreasonable delay in the filing process.

(g)

Nothing in this clause 4.2 shall oblige the Buyer or any Sellers to provide to the other any of its own or its group’s confidential business information, but such information must instead be provided to external lawyers on a confidential lawyer to lawyer basis.

(h)

The Buyer shall not, and shall procure that none of its Affiliates shall, take any action or engage in any transaction or any other arrangement, including the acquisition or agreement to acquire (or the disclosure of its intention to acquire) any company or business, if and to the extent that such action or engagement could interrupt or prolong the Competition Authorities’ review of the filings referred to in this Section 4.2 or which could adversely affect the Competition Authorities’ decision.

4.3	Long Stop Date and consequences of non-satisfaction

(a)

Within five Business Days after the first Business Day following the period of eight months after the Signing Date the Buyer may, by notice to the Sellers’ Representative, extend the Long Stop Date by a further three months.

(b)

If the condition precedent set out in Section 4.1 is not satisfied on or before the Long Stop Date the Sellers may terminate this Agreement with immediate effect, provided that the Surviving Sections shall remain in full force and effect regardless of such termination. In the event of such termination, the Buyer shall not have any claim against any of the Sellers under this Agreement or otherwise, and the Buyer shall compensate each of the Sellers in an amount corresponding to any direct or reasonably foreseeable indirect damage, loss or cost that has been incurred by such Seller as a result of such termination. For the avoidance of doubt, a termination of this Agreement shall not affect the Sellers’ right to any other remedies available under this Agreement.

5.	Pre-Closing obligations

5.1	Sellers’ obligations as shareholders

Each of the Sellers shall procure (to the extent within such Seller’s reasonable Control) that, between the Signing Date and Closing, the Company’s Business is carried out in the Ordinary Course of Business and consistent with past practice with a view to maintain it as a going concern and, except with the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed, shall not:

(a)	make any changes to its articles of association or other constitutional documents, other than as carried out as required by Applicable Law;

(b)	resolve on or pay any Leakage;

(c)	issue, allot, redeem or repurchase any shares, options, warrants, convertibles or other rights to purchase shares in the Company or any securities convertible into or exchangeable for such shares; or

(d)	agree or undertake to carry out any of the actions set out in Section 5.1(a) -5.1(c).

5.2	Sellers’ instructions to Group Companies

Each Seller shall procure that, on or as soon as practicable after the Signing Date, instructions are sent to the CEO and the board of directors of the Company, according to which the Group Companies are instructed to, and each Seller shall use their votes at any shareholders’ meeting in the Company or, as applicable, vote in respect of any board resolution in any Group Company to the effect that the Group Companies carry on the Business in the Ordinary Course of Business and consistent with past practice with a view to maintain as a going concern and, except with the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed, refrain from:

(a)	any restricted action pursuant to Section 5.1;

(b)

raising any additional external or intercompany debt or agreeing to modify the terms in relation to any debt, including in relation to interest or payments or committing to any capital expenditure, other than in the Ordinary Course of Business (which, for the avoidance of doubt, shall include making draw-downs from existing facilities or incurring capital expenditures as set out in the Group’s business plan/budget, in each case as Fairly Disclosed in the Disclosure Material), however never in the excess of EUR 3,000,000;

(c)

selling, leasing, licensing or otherwise disposing of any material asset or property or acquiring any property, business or entity, other than in the Ordinary Course of Business, however never in the excess of EUR 3,000,000;

(d)

(i) enter into, waiver of, fail to renew (unless terminated by the other party), terminating or agreeing to amend the terms of any agreement to the extent such termination or amendment has a material negative effect on the Group’s Business; or (ii) enter into or agree to amend the terms of any agreement to the extent such new agreement or amendment has an economic value of greater than EUR 5,000,000 on an annualized basis and has a duration extending beyond 31 December 2022;

(e)	pledging or otherwise creating an Encumbrance on any material asset of the Group, other than in the Ordinary Course of Business;

(f)

terminating the employment, or materially changing the terms of employment (other than salary increases in accordance with applicable employment terms as Fairly Disclosed), of any of the Key Employees;

(g)

materially increasing the rates of compensation (including bonuses) payable to the employees of the Group Companies, other than increases pursuant to provisions of a collective bargaining agreement or prior agreement or which are otherwise effected in the Ordinary Course of Business or in line with past practices;

(h)

instituting any material litigation or arbitration or settling or waiving any material claim or right, other than in relation to the collection of trade debts in the Ordinary Course of Business or as instructed by its insurance providers;

(i)	transferring any Warrants held by AR Packaging Group AB;

(j)	making any filings, submissions or similar with respect to Tax, unless required by Applicable Law or otherwise in the Ordinary Course of Business;

(k)

taking any actions to amend the certificates of registration or articles of association or similar organizational document, or to procure a legal merger or de-merger, re-organization, combination, insolvency, bankruptcy, dissolution or liquidation; or

(l)	agreeing or undertaking to carry out any of the actions set out in Sections 5.2(a)–5.2(i).

5.3	No restriction or prevention of certain activities

(a)	Sections 5.1 and 5.2 shall not operate so as to restrict or prevent:

(i)	any act or omission which is reasonably necessary in order to comply with Applicable Law;

(ii)

any act or omission in accordance with any request or consent from the Buyer after the execution of this Agreement or as a result of any consent unreasonably withheld, delayed or conditioned by the Buyer;

(iii)	any act or omission which is reasonably necessary to discharge any obligation pursuant to any agreement, arrangement, permit, license or consent;

(iv)	any act or omission by a Group Company in an emergency or other extraordinary situation with the intention of minimizing any adverse effect thereof; or

(v)	any matter contemplated in this Agreement or disclosed in the Disclosure Material.

(b)

The Buyer hereby authorizes Stephen R. Scherger (Graphic Packaging International Europe Holdings B.V., Steenhouwersstraat 4, 8601 WD Sneek, the Netherlands), in the period up until Closing, to represent the Buyer and give consents pursuant to Section 5.3(a)(ii). If the Buyer fails to provide a written response to the Sellers within 48 hours from the receipt of a request for consent from the Sellers, the Buyer shall be deemed to have given its consent pursuant to Section 5.3(a)(ii). Subject to Applicable Law, the Sellers agree to keep the Buyer, through the contact person above, reasonably informed regarding any act or omission pursuant this Section 5.3

6.	Closing

6.1	Place and date

(a)

Closing shall take place on the Closing Date starting at 9:00 CET and may be carried out by physical of virtual meeting and, if not otherwise agreed in writing, to be carried out by virtual meeting. If a physical meeting is agreed between the Parties, such will take place at the offices of Roschier Advokatbyrå AB at Brunkebergstorg 2 in Stockholm or at such other location or time as may be agreed between the Parties in writing.

(b)	The “Closing Date” shall be the fifth Business Day following the satisfaction of the condition precedent set out in Section 4.1 or such other date as may be agreed between the Parties in writing.

6.2	Closing obligations

(a)	On the Closing Date, the Parties shall have the following obligations:

(i)	the Buyer shall deliver to the Sellers evidence of the fulfillment of the condition precedent set out in Section 4.1;

(ii)

the Buyer shall pay the Exercise Price in immediately available funds with the same value date to the Company’s bank account notified by the Sellers’ Representative to the Buyer no later than three Business Days before Closing (such payment to be evidenced by confirmation to the Sellers from the relevant bank that such funds have been credited to such bank account);

(iii)

the Buyer shall pay the Purchase Price less the Exercise Price (where the deduction of the Exercise Price shall constitute a set-off against the payment made by the Buyer pursuant to Section 6.2(a)(ii) in relation to those Sellers who hold Shares deriving from the Exercised Warrants as further set out in Schedule 3.1(c)) in immediately available funds with the same value date (such payment to be evidenced by confirmation to the Sellers from the relevant bank that such funds have been credited to the Sellers’ Account);

(iv)	the Sellers shall procure that the Buyer is recorded as owner of the Shares in the share register of the Company and deliver the share register to the Buyer;

(v)

the Buyer shall repay or procure that the Group Companies repay the Shareholder Loan and External Debt as well as any interest accrued thereon and costs related thereto (including, for example, fees, break costs and the relevant banks’ costs and expenses);

(vi)

Sarcina shall repay or procure the repayment of the Sarcina Loan as well as any interest accrued thereon. Sarcina and the Buyer agree that such repayment, if so requested by Sarcina no later than four Business Days before Closing, shall be made by the Buyer on behalf of Sarcina, in which case the Buyer shall deduct an equal amount from the Purchase Price to be paid to Sarcina;

(vii)	upon the repayment of the External Debt in accordance with Section 6.2(a)(v), the Sellers shall deliver evidence of the associated release of all security relating to the External Debt;

(viii)	the Sellers shall deliver to the Buyer a certificate describing the results of the Bring Down of Disclosures;

(ix)	the Sellers shall deliver resignation letters signed by the members of the board of directors of the Company in such form as set out in Schedule 6.2(a)(ix) effective as of the Closing Date;

(x)	the Buyer shall procure extraordinary general meetings of the Company to be held at which it resolves to appoint new members of the boards of directors;

(xi)

the Buyer shall procure that the resignations and the appointments referred to in Section 6.2(a)(ix) and 6.2(x) are duly notified to the Swedish Companies Registration Office and deliver to the Sellers documentation evidencing the Swedish Companies Registration Office’s receipt thereof (including confirmation by automated email); and

(xii)	the Seller shall deliver a memory stick with the Data Room content to the Buyer, the content of which is listed in Schedule 1.22.

(b)

It is agreed that the Closing events set out in Section 6.2(a) shall be regarded as a single event and, if one of such Closing events does not occur, Closing shall only be deemed to have taken place if the Party, who is not responsible for such Closing event, confirms in writing to the other Parties that it accepts that Closing can take place (without prejudice to all rights and remedies available, including the right to make a Claim).

(c)

If Closing has not occurred in accordance with Section 6.2(b) (without prejudice to all rights and remedies available, including the right to make a Claim), the Sellers (if the Buyer fails to comply with any of its obligations in Section 6.2(a)) or the Buyer (if the Sellers fail to comply with any of its obligations in Section 6.2(a)) may by written notice to the other Party:

(i)

set a new date for Closing, which shall be a Business Day not being earlier than the third Business Day or later than the fifteenth Business Day after the previous date set for Closing occurred (but in no event later than the Long Stop Date), at which the provisions of this Section 6.2 shall apply to Closing as so deferred, provided, however, that such deferral may only be requested once by each of the Buyer and the Sellers; or

(ii)

terminate this Agreement with immediate effect without any remaining liability for any of the Parties (other than for a breach of the Agreement that occurred prior to such termination), provided that the Surviving Sections shall remain in full force and effect regardless of such termination.

7.	Warranties of the Sellers

7.1	General

(a)

Prior to the Signing Date, the Sellers have invited the Buyer to conduct a due diligence review of the Business and the Group Companies and the Buyer has conducted such review (the “Due Diligence Review”). All material questions raised by the Buyer and its representatives in connection with the Due Diligence Review have been responded to and/or settled in a manner satisfactory to the Buyer.

(b)

Subject to (i) the limitations set out in this Agreement; and (ii) what has been Fairly Disclosed; and (iii) provided that the conditions in Section 9.2(a) are fulfilled, each Seller, severally, hereby gives the warranties set out in Sections 7.2–7.19 (the “Warranties” and each a “Warranty”). The Warranties are given as at the Signing Date and at the Closing Date, unless otherwise stated. In respect of the Warranties under Section 7.2, each Seller, severally, warrants only in respect of itself as a Seller and the Shares set forth opposite its name in Schedule (b).

(c)	Notwithstanding anything to the contrary in this Agreement:

(i)

any Warranty or other statement in this Agreement, save for the Warranties in Sections 7.6(b) and 7.6(d), that concerns the Firstan Group and which refers to the time prior to the Signing Date shall in respect of the Firstan Group be limited to the period starting from and including the Firstan Closing Date;

(ii)

each Warranty is made subject to, and only to the extent of, the Sellers’ Knowledge and in the event that the Insurance Policy implies the removal of the aforementioned general knowledge qualifier in relation to the Warranties, (a) it shall only be considered removed in relation to those Warranties that are not specifically qualified by the Sellers’ Knowledge in Sections 7.2- 7.19 below and (b) such removal shall in no way imply that any liability of the Sellers is increased or affect the Sellers negatively in any way compared to as if such removal had not been agreed with the Insurance Provider.

(d)

The Parties acknowledge that the Buyer has entered into the Insurance Policy, and, therefore, none of the Sellers shall, except as explicitly set out in Section 9, incur any liability as a result of or otherwise in relation to any of the Warranties.

7.2	Title and authority

(a)	Each of the Sellers owns the number of Shares set opposite its name in Schedule (b) and has the right to exercise all voting and other rights attaching to such Shares.

(b)

The Shares that are owned by each of the Sellers are freely transferable to the Buyer and will on the Closing Date not be subject to any Encumbrances, other than the post-transfer purchase right (Sw. hembud) in the articles of association of the Company. The ownership of the Shares has not been the subject of any litigation, claim or demand.

(c)

Each of the Sellers (to the extent applicable to such Seller) is duly organized and validly existing under the laws of its jurisdiction of incorporation. Each of the Sellers (to the extent applicable to such Seller) (i) has not filed or had filed against it any petition for its winding-up, company reorganization or bankruptcy, (ii) has not initiated any negotiations with any creditors regarding the restructuring of debts and (iii) is not insolvent, in each case within the meaning of Applicable Law.

(d)	Each of the Sellers has the requisite power, capacity and authority to enter into and carry out its obligations under this Agreement.

(e)	The execution and the performance by each of the Sellers of its obligations under this Agreement will not:

(i)

contravene or conflict with, or result in a breach of, any provision of its memorandum or articles of association, by-laws or equivalent constitutional documents or any instrument to which it is a party or by which it is bound; or

(ii)	result in a violation or breach of any Applicable Law.

(f)

The Shares comprise the entire issued share capital of the Company. Other than the Warrants, no Person has the right, due to warrants, convertibles or otherwise, to call for the issue of any share capital of a Group Company, nor is the share capital of the Group Companies subject to any option rights (other than the Warrants).

(g)

The Shares and the shares in each Subsidiary have been validly issued, allotted and fully paid up, provided that the Shares deriving from the Exercised Warrants will not be fully paid up at the Signing Date but at the Closing Date upon the Buyer’s payment of the Exercise Price pursuant to Section 6.2(a)(ii).

(h)	The Company has not issued any share certificates in respect of the Shares save as set out in the Disclosure Material.

7.3	Existence and capitalization

(a)	Each Group Company is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation.

(b)	None of the Group Companies has initiated or planned, or is otherwise subject to, any proceedings for its dissolution, liquidation or reorganization.

(c)	No equity securities have been issued by the Company other than the Shares (and, for the avoidance of doubt, the Warrants).

(d)

There are no warrants, options, convertibles, subscription rights or other instruments or agreements or undertakings by which any Seller or Group Company is bound, providing for the issuance of any additional shares in any Group Company and no shares in any of the Subsidiaries are subject to any Encumbrances (except for under the External Debt).

(e)

The shares in the Subsidiaries are directly or indirectly owned by the Company which has the right to, directly or indirectly, exercise all voting, economic and other rights over such shares, and all Subsidiaries are wholly-owned directly or indirectly by the Company except as set out in Schedule B.

(f)

The Company does not own any shares or other equity interest in any Person other than the Subsidiaries and no Group Company has any interest in, or has agreed to acquire, any share capital or other security of any other company, partnership, limited liability company or other non-corporate business entity or enterprise other than the Subsidiaries.

(g)	No Group Company has any registered branch outside the jurisdiction in which it is incorporated.

7.4	Insolvency, etc.

(a)	No Group Company is insolvent under the laws of the jurisdiction of its respective incorporation or unable to pay its debts as they fall due.

(b)	No Group Company has been held in default by lenders under any debt financing.

(c)

No Group Company has initiated or is otherwise subject to any proceedings in relation to any compromise or arrangement with creditors or any winding-up, bankruptcy or other insolvency proceedings concerning the Group Company.

(d)	No steps have been taken to enforce any security over any assets of any Group Company and, to the Sellers’ Knowledge, no event has occurred giving rise to the right to enforce such security.

(e)	No Group Company has initiated any negotiations with any creditors regarding composition.

7.5	Records and documentation

(a)	The current articles of association and registration certificate of the Company are attached as Schedule 7.5(a) and no resolution has been adopted to amend such documents.

(b)

The accounting records of the Group Companies are up-to-date, in all material respects maintained in accordance with Applicable Law and in the possession or under the control of the relevant Group Company.

(c)

All filings, publications, registrations and other formalities required by Applicable Law to be delivered or made by each Group Company to company registries in each relevant jurisdiction have in all material respects been delivered or made on a timely basis.

7.6	Accounts

(a)

The Company’s consolidated Accounts give a true and fair view (Sw. rättvisande bild) (as defined in the Swedish Annual Report Act (Sw. årsredovisningslagen)) of the financial position, results of operation and cash flow of the Group (for the purpose of this warranty the term “Group” excludes, for the avoidance of doubt, the Firstan Group) as at, and for the period ended on, the Accounts Date. Each of the Subsidiaries’ Accounts do not materially misstate the financial position, results of operations and cash flows of the relevant Group Company, save that in respect to those Group Companies’ Accounts which have been subject to a clean audit opinion, such Accounts give a true and fair view of the financial position, results of operations and cash flows of the relevant Group Company.

(b)	The Firstan Accounts give a true and fair view of the financial position, results of operation and cash flow of the Firstan Group as at, and for the period ended on, the Accounts Date.

(c)

The Accounts have been prepared in accordance with Applicable Law and the Accounting Principles, which have been consistently applied by the Group Companies during the financial year of the Accounts and the previous three financial years, except as otherwise stated in the Accounts or the annual accounts of the previous two financial years.

(d)	The Firstan Accounts have been prepared in accordance with Applicable Law and the Firstan Accounting Principles.

(e)

The Management Accounts do not materially misstate the financial conditions and the results of operations of the Group Companies as of the relevant dates for the relevant period, taking into account the purpose for which the Management Accounts have been prepared and the fact that they have not been audited or reviewed by an auditor.

(f)

No Group Company has received from any of the Sellers or any of their respective Affiliates any conditional shareholder’s contribution which is outstanding and involves any repayment obligation, and no Group Company has received any other capital contribution or similar payment or support that may involve any repayment obligation.

7.7	Tax

(a)

Each Group Company has filed all Tax returns or other documents required to be filed with the relevant authorities in due time and has paid, withheld or collected all Taxes due in accordance with such returns and documents or for which a notice of assessment or collection has been issued by the relevant authorities. For Taxes assessed but not yet due by any Group Company as of the Accounts Date, sufficient provision has been made in the Accounts in accordance with the Accounting Principles. Other than the Taxes paid, assessed or collected based on the Tax returns or other documents or the provision made in the Accounts for unpaid Taxes, no Group Company is or, to the Sellers’ Knowledge, will be liable for any additional Taxes pertaining to any periods ended before and including the Accounts Date. The filed Tax returns or other documents required to be filed are true, correct and complete.

(b)

After the Accounts Date, no Group Company has engaged in any transaction or arrangement, and, to the Seller’ Knowledge, no event has occurred, giving rise to any liability for Tax or non-Tax deductible expenses other than Tax pertaining to transactions, arrangements or events entered into or occurring in the Ordinary Course of Business.

(c)

No Group Company is involved in or subject to any audit, investigation, dispute or litigation relating to Taxes, and, to the Sellers’ Knowledge, no such audit, investigation, dispute or litigation is pending or threatened against any Group Company.

(d)	All transactions between the Group Companies as well as between the Group Companies and the Sellers and the Sellers’ Affiliates have been carried out on arm’s length basis.

(e)	No Group Company has a permanent establishment in another jurisdiction outside its country of formation.

(f)	To the Sellers’ Knowledge, all Group Companies subject to DAC6 / MDR have complied with their respective reporting obligations.

7.8	Material Agreements, etc.

(a)

The complete contents of the Material Agreements have been Fairly Disclosed in the Disclosure Material. As at the Signing Date, the Material Agreements are valid and binding in accordance with their respective terms and, to the Sellers’ Knowledge, there are no agreements other than the Material Agreements which are material to the Group Companies.

(b)	No Group Company is in material breach of any Material Agreement and no notice of termination has been given in respect of any Material Agreement.

(c)

To the Sellers’ Knowledge, no counterparty is in breach of any Material Agreement and no written notice of termination or indication that a counterparty will stop or materially reduce its business with any Group Company has been received by a Group Company in respect of any Material Agreement.

(d)	The applicable and up-to-date standard terms and conditions on which the Group Companies offer products and services to their customers have been Fairly Disclosed in the Disclosure Material.

(e)

Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement constitutes a breach on the part of any Group Company in relation to any Material Agreement, or triggers any termination, acceleration or amendment of any Material Agreement and no Material Agreement will automatically terminate as a result of the transactions contemplated by this Agreement.

(f)

All agreements between (i) a Group Company and (ii) a Seller or any of its Affiliates (A) have been Fairly Disclosed in the Disclosure Material (except for such agreements that have been entered into the Ordinary Course of Business on arm’s length terms) and (B) are entered into on arm’s length terms.

(g)	No Group Company is party to any shareholders’ agreements or similar arrangements.

7.9	Real property

(a)

The Relevant Group Companies are the legal and registered owners of the properties specified in Schedule 7.9(a) (the “Owned Properties”). Details of the Owned Properties have been Fairly Disclosed in the Disclosure Material and, except as Fairly Disclosed in the Disclosure Material, the Owned Properties are free and clear of any Encumbrances. Except for the Owned Properties, no Group Company owns any real property.

(b)

The Relevant Group Companies are parties to the real property lease agreements listed in Schedule 7.9(b) (the “Leases”). The Leases have been Fairly Disclosed in the Disclosure Material. As at the Signing Date, the Leases are valid and binding in accordance with their respective terms. Except for the Leases, no Group Company is party to any other real property lease agreements, any sale and lease back agreement regarding real property or any other rights of occupancy relating to any real property.

(c)

All rents due on each Lease have, to the Sellers’ Knowledge, been paid. At the Signing Date, no Group Company is in material breach of any Lease and to the Sellers’ Knowledge, no counterparty is in breach of any Lease.

(d)

No Group Company has given, or as at the Signing Date, received any notice of termination of any Lease, whether to vacate the relevant premises or to renegotiate the rent. To the Sellers’ Knowledge, no such notice of termination is threatened in respect of any Lease.

7.10	Intellectual Property

(a)

The Relevant Group Companies own the Intellectual Property listed in Schedule 7.10(a) free and clear of any Encumbrances. To the Sellers’ Knowledge, no Person is infringing the owned Intellectual Property. The owned Intellectual Property is subsisting, valid and enforceable and has not been withdrawn or cancelled. All application fees and renewal fees for such Intellectual Property have been paid and the registrations and applications are in all other respects being maintained and handled in accordance with deadlines established by authorities.

(b)

None of the Group Companies, or the Intellectual Property or the Licenses and Consents used by the Group Companies, is/are infringing any Intellectual Property or any other rights of any third party and the Group Companies have the right to use (under valid Licenses and Consents or other arrangements) all Intellectual Property used by them in the Business as conducted at the Signing Date, and, to the Sellers’ Knowledge, no third party has raised or threatened to raise any objections to such use.

(c)

To the Sellers’ Knowledge, there is no infringement, misuse or other violation by any third party of any of the Intellectual Property or Licenses and Consents used by the Group Companies, and no Group Company has made, or intends to make, any claim, whether for infringement, damages or otherwise, against any third party regarding the use of the Intellectual Property or Licenses and Consents.

(d)

The Intellectual Property used by the Group, or used or proposed to be used in, or necessary for, the Business has been duly protected against access and use by unauthorized Persons and no Group Company is obliged to disclose any such Intellectual Property to any Person and, to the Sellers’ Knowledge, no unauthorized use of any such Intellectual Property has occurred during the last three years.

(e)

Any Intellectual Property created, produced or developed by the Group Companies’ employees or consultants has been transferred in full to a Group Company, which exclusively owns all rights and title to, and interest in, such Intellectual Property, and there are no outstanding or, to the Sellers’ Knowledge, threatened claims from employees or consultants in relation to such Intellectual Property.

7.11	Information Technology

(a)

The Group Companies are the owners of, or have been granted, the licenses to use the Information Technology employed in the Business and such Information Technology constitutes all of the Information Technology required to conduct the Business, in each case as conducted as at the Signing Date.

(b)	During the 24-month period preceding the Signing Date, there has been no failure or breakdown of the Information Technology that has caused any disruption to the Business.

(c)	All Information Technology used by the Group is supported by reasonably adequate maintenance and support services.

(d)

The Group Companies have in place reasonably adequate procedures to prevent unauthorized access to, the introduction of viruses into, and the taking and storing on-site and off-site of back-up copies of the software and data contained in the Information Technology used by the Group and the Group Companies are in the Ordinary Course of Business able to obtain access to all of their data and information without undue delay upon request.

7.12	Employment and pension

(a)

The terms of each Key Employee’s current employment with each Group Company have been Fairly Disclosed in the Disclosure Material and are valid and binding in accordance with their respective terms. All other employees of the Group Companies are, to the Sellers’ Knowledge, employed on terms and conditions customary within the Group Companies’ field of business.

(b)

No Key Employee has given or received notice of termination of his/her employment and no Key Employee has made or has been given any proposals to terminate his or her employment with the relevant Group Company and, to the Sellers’ Knowledge, no such notice or proposal is expected.

(c)	There is no incentive bonus, profit-sharing, stock option plan or other incentive scheme presently in force with respect to any employee, director or consultant of any of the Group Companies.

(d)

Any collective bargaining agreements to which any Group Companies is a party have been entered into on terms which are standard and customary for companies carrying on similar activities to those carried on by the Group Companies.

(e)

None of the Group Companies is, or has been within the last three years, engaged or involved in any strike or dispute with any trade union or other organization formed for a similar purpose or in any labor dispute (whether directly or indirectly) and, to the Sellers’ Knowledge, there is no event or fact which could or might give rise to any such dispute.

(f)

The completion of the Transaction will not entitle any Key Employee or any other employee of the Group to any special transaction bonus/remuneration paid by the Group or any of the Sellers or any of their respective Affiliates, save as set out in the Disclosure Material.

(g)

All Group Companies have complied with their pension obligations to the extent such obligations constitute defined contributions, whether pursuant to any applicable collective bargaining agreement or individual agreement with relevant employees.

(h)	Except for as set out in Schedule 7.12(h), there are no pension schemes that should be accounted for as defined benefit based on the Accounting Principles.

(i)

Except in the Ordinary Course of Business or pursuant to Applicable Law, applicable collective bargaining agreement or the respective employment agreement, there is no negotiation of any agreement of whatever nature with the existing employees of the Group Companies, whether in relation to any collective bargaining agreement or the terms applicable to individual employees.

(j)

No Group Company has incurred any obligation of any kind toward former employees, including unfulfilled obligations resulting from the breach of any labor or service contract or from indemnities for dismissal or indemnities for unjustified dismissal, except as set out in the Disclosure Material.

(k)	The Group Companies have in all material respect complied with Applicable Law relating to employment of labor as well as with applicable collective bargaining agreements.

7.13	Litigation and disputes

(a)

As at the Signing Date, no Group Company is involved (whether as claimant or defendant or other party) in any dispute, litigation proceedings, investigation, arbitration or other legal or administrative proceedings, other than as a claimant in proceedings relating to the collection of customer debts.

(b)

As at the Signing Date, no dispute, litigation proceedings, investigation, arbitration or other legal or administrative proceedings is threatened by or, to the Sellers’ Knowledge, against any Group Company, other than as a claimant in proceedings relating to the collection of consumer debts.

7.14	Insurance

(a)	The main terms of all material insurance policies held by the Group Companies have been Fairly Disclosed in the Disclosure Material.

(b)	In respect of the insurances referred to in Section 7.14(a) above:

(i)	all premiums have been paid when due; and

(ii)	all the policies are in full force and effect and there is to the Sellers’ Knowledge no ground for termination of such policies.

7.15	Compliance with laws and permits

(a)

To the Sellers’ Knowledge, the Group Companies have been granted all permits (excluding Environmental Permits which are exclusively governed by Section 7.17), approvals and licenses issued by authorities in their respective country of operations which are necessary to conduct the Business as conducted on the Signing Date. All such permits, approvals and licenses are in full force and effect, and, to the Sellers’ Knowledge, there are no circumstances, including the entering into of this Agreement and the Transaction, which will cause any termination, revocation, suspension or modification of any such permits, approvals or licenses.

(b)	To the Sellers’ Knowledge, each Group Company operates, and has for the last three years operated, in compliance with Applicable Law with which it is compelled to comply.

(c)

No Group Company has received written notice from any authority that a Group Company is in violation of any Applicable Law or any permit, approval or license, or that an authority is intending to revoke, suspend, vary or limit any permit, approval or license or that any amendment to any permit, approval or license is required to enable the continued operation of the Business.

(d)

No Group Company or, to the Sellers’ Knowledge, any of its officers, directors, agents, employees or any other Person authorized to act on its behalf has carried out (whether directly or indirectly) any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment (whether direct or indirect) of any gift, cash, contribution or anything of value to any Person to secure any improper advantage or to obtain or retain business, or that would otherwise cause such Group Company to be in violation of any anti-corruption or other similar law or regulation.

(e)

No Group Company is subject to any investigation by any governmental authority in connection with any actual or alleged infringement of any anti-corruption law or regulation, any economic or financial sanctions or trade embargoes or any competition law or regulation and, to the Sellers’ Knowledge, no event has occurred which is reasonably likely to justify any such investigation.

(f)

Each Group Company has in place and has adhered to policies and procedures designed to prevent their officers, employees, contractors, sub-contractors, service providers, agents and intermediaries from undertaking activities, practices, or conduct covered by such policies and procedures relating to such Group Company or the Business that would constitute an offense under any anti-corruption law or regulation, any economic or financial sanctions or trade embargoes or any competition law or regulation.

7.16	Data Protection

(a)

No written notice alleging non-compliance with any applicable data protection legislation (including any enforcement notice, transfer prohibition notice or equivalent notice) has been received by a Group Company in respect of the conduct of the Business from any competent data protection authority.

(b)	No Group Company has received any written claim for compensation from any individual under any data protection legislation in the 12 months prior to the Signing Date.

7.17	Environmental matters

(a)

The Group has obtained all Environmental Permits required under Environmental Laws for carrying out the Business as conducted at the Signing Date, except where failure to obtain such Environmental Permits could not reasonable be expected to have an adverse effect on the Group. All

Environmental Permits granted to the Group are as at the Signing Date in full force and effect, and, to the Sellers’ Knowledge, there are no circumstances (including the entering into of this Agreement and the completion of the sale and purchase of the Shares in accordance with this Agreement) that could cause any termination, suspension or modification of any such Environmental Permits.

(b)

To the Sellers’ Knowledge, no material investigation, disciplinary proceedings or enquiry by, or order, decree, decision or judgment of, any environmental authority or other court, tribunal, arbitrator, governmental agency or regulatory body is outstanding or has been initiated against any Group Company for whose acts or defaults it may be liable, relating to Environmental Laws.

(c)

To the Sellers’ Knowledge, the operations of the Group Companies are, and have been for the past five years, in all material respects in compliance with applicable Environmental Laws, including in respect of radiation or soil or water contamination relating to the Owned Properties or the Leases, and the terms and conditions set out in any Environmental Permit granted to the Group.

(d)

To the Sellers’ Knowledge, the Group has not incurred any liability to pay damages, compensation, fines, etc. towards any third party or public authority (whether statutory, contractual or otherwise) in respect of pollution caused by any Group Company on any of the Owned Properties or properties subject to the Leases.

7.18	Information

The Sellers have instructed the Group Companies and their professional advisors to compile and provide in good faith all information which could reasonably be expected to be of interest to a buyer, in order to give a true and fair view of the Group Companies. To the Sellers’ Knowledge, no material information relevant for a professional buyer’s assessment of the Group Companies and the Business has been withheld from the Buyer or their professional advisers by the Group Companies and their professional advisers and, to the Sellers’ Knowledge, all information contained in the Disclosure Material is true and correct in all material respect.

7.19	Ordinary Course of Business

Subject to Section 7.1(c), during the period between the Accounts Date and the Signing Date, the Business has been conducted in the Ordinary Course of Business. Between the Accounts Date and the Signing Date, no Group Company has:

(a)	allowed any Leakage;

(b)	made any filings, submissions or similar with respect to Tax that are not in the Ordinary Course of Business and in accordance with past practices, unless required by Applicable Law.

(c)

made any changes to its articles of association or other constitutional documents, other than as carried out as required by Applicable Law or in connection with the closing of the Group’s acquisition of Firstan or otherwise conducted in the Ordinary Course of Business;

(d)

issued, allotted, redeemed or repurchased any shares, options, warrants, convertibles or other rights to purchase shares in the Company or any other Group Company or any securities convertible into or exchangeable for such shares, other than the Shares deriving from the Exercised Warrants;

(e)

raised any additional debt or committed to any capital expenditure, other than in the Ordinary Course of Business (which, for the avoidance of doubt, shall include making drawdowns from existing facilities or incurring capital expenditures as set out in the Group’s business plan/budget, in each case as Fairly Disclosed in the Disclosure Material);

(f)	sold, leased, licensed or otherwise disposed of any material asset or property, other than in the Ordinary Course of Business;

(g)	terminated or agreed to amend the terms of any Material Agreement to the extent such termination or amendment would have a material adverse effect on the Group;

(h)	pledged or otherwise created an Encumbrance on any material asset of the Group, other than in the Ordinary Course of Business;

(i)	terminated the employment, or materially changed the terms of employment (other than salary increases in the Ordinary Course of Business or in line with past practices), of any of the Key Employees;

(j)

materially increased the rates of compensation (including bonuses) payable to the employees of the Group Companies, other than increases pursuant to provisions of a collective bargaining agreement or prior agreement or which are otherwise effected in the Ordinary Course of Business or in line with past practices;

(k)

instituted any material litigation or arbitration or settled or waived any material claim or right, other than in relation to the collection of trade debts in the Ordinary Course of Business or as instructed by its insurance providers;

(l)	acquired interest in any company, partnership or business (save for the Group’s acquisition of Firstan); or

(m)	agreed or undertaken to carry out any of the actions set out in Sections 7.19(a)– 7.19(l).

8.	Warranties of the Buyer

The Buyer hereby gives the warranties set out in this Section 8. The warranties are given as at the Signing Date and at the Closing Date, unless otherwise stated.

(a)

The Buyer is duly organized and validly existing under the laws of its jurisdiction of incorporation. The Buyer (i) has not filed or had filed against it any petition for its winding-up, company reorganization or bankruptcy, (ii) has not initiated any negotiations with any creditors regarding the restructuring of debts and (iii) is not insolvent, in each case within the meaning of Applicable Law.

(b)

The Buyer has the requisite power, capacity and authority to enter into and carry out its obligations under this Agreement and any other documents to be executed by the Buyer and such documents will, when executed by the Buyer, constitute, lawful, valid and binding obligations of the Buyer in accordance with their respective terms.

(c)	The execution and the performance by the Buyer of its obligations under this Agreement will not:

(i)

contravene or conflict with, or result in a breach of, any provision of its memorandum or articles of association, by-laws or equivalent constitutional documents or any instrument to which it is a party or by which it is bound; or

(ii)	result in a violation or breach of any Applicable Law.

(d)

Other than as required in respect of the satisfaction of the condition in Section 4.1, all consents, permissions, approvals and agreements of its shareholders which are necessary for the Buyer to obtain in order to enter into and perform this Agreement and any other documents to be executed by the Buyer in accordance with their respective terms have been unconditionally obtained.

(e)	The Buyer is entering into this Agreement on its own behalf and not (whether directly or indirectly) in concert or association with, or on behalf of, or as agent for, any other Person.

(f)

The Buyer has secured sufficient and unconditional financing or has available internal funds to enable it to complete, fully and in a timely manner, the Transaction and to make any payments that the Buyer is or may become required to make pursuant to this Agreement.

(g)

As at the Signing Date, neither the Buyer nor any of its representatives is aware of any matter, event or circumstance which would, or may, constitute a breach of any of the Warranties or otherwise give rise to any liability on the part of any of the Sellers under this Agreement, which the Buyer has confirmed by issuing a no claims declaration (or similar) under the Insurance Policy on the Signing Date.

9.	Liability and related matters

9.1	The Sellers’ liability

(a)

Subject to the limitations set out in this Agreement and in particular the provisions relating to the Insurance Policy, each of the Sellers shall indemnify and hold the Buyer harmless on a EUR for EUR basis from and against all Losses arising from a breach of this Agreement.

(b)

When calculating a Loss, multiples of profit or cash flow or any other similar multiplier or valuation methodology shall only be applied to the extent required in order to properly determine such Loss and shall therefore not be applied automatically. For example, the Buyer shall always be entitled to receive compensation for a decrease in the value of the Shares as a direct loss of the Buyer equal to the actual value decrease applying generally accepted valuation techniques for valuation of Shares, which valuation techniques may as one of several components include factor multiplication.

(c)

Except as set out in Section 3.2(c)(i), the liability of each of the Sellers for any breach of this Agreement is individual and several (and therefore not joint and several). Each of the Sellers shall be individually and exclusively liable for the Warranties given in Section 7.2 in respect of itself and its Shares as well as for any other individual Warranties, covenants or undertakings given by such Seller under this Agreement. With respect to Warranties, covenants and undertakings that are not given by a Seller in respect of itself and its Shares, each of the Sellers shall be liable for such non-individual Warranties, covenants and undertakings pro rata to the Purchase Price received by such Seller.

9.2	The Insurance Policy

(a)	Notwithstanding anything to the contrary in this Agreement, the Parties agree that the Warranties shall only be or remain valid if:

(i)

the Buyer enters into the Insurance Policy and such becomes valid and binding on the parties thereto (including as a consequence of the insurance premium thereunder being paid by the Buyer to the Insurance Provider’s satisfaction);

(ii)

such Insurance Policy selected by the Buyer does not include any rights of subrogation or other terms that could result in liability to any Seller of any kind, other than with respect to fraud by a Seller against the Buyer;

(iii)

the Insurance Provider thereunder expressly agrees that the Buyer and its Affiliates shall have no obligation to pursue any claim against any Seller in connection with any loss, liability or damage; and

(iv)

the Buyer and its respective Affiliates and advisors do not terminate, amend, waive or modify any provisions of the Insurance Policy, at any time following Signing, without the prior written consent of the Sellers to the extent any such termination, amendment, waiver or modification would adversely affect the Sellers or any of their Affiliates.

(b)

Consequently, in light of Section 9.2(a), the Parties agree that none of the Sellers shall under any circumstances be liable towards the Buyer, and that the Buyer shall under no circumstances be entitled to any compensation, remedies or actions whatsoever against any of the Sellers, under the Warranties, irrespective of whether a Loss resulting from a breach of the Warranties would be covered by the Insurance Policy or discovered by any of the Sellers prior to Closing (e.g.

as a result of the Bring Down of Disclosures), except where a Claim is the consequence of fraud by a Seller against the Buyer in which case such Seller, and no other Seller, shall be liable to the Buyer if and to the extent the Loss resulting from such circumstance is not recoverable under the Insurance Policy (subject to the limitations of the Sellers’ liability set out in this Agreement).

(c)

Accordingly, other than as explicitly set out in this Section 9.2, the Buyer undertakes not to make, and waives any and all rights it may have to make, any Claim under any of the Warranties against any of the Sellers. Further, in case the Insurance Provider has a claim against any Seller for compensation for a Loss under the Insurance Policy, the Buyer undertakes not to, either directly or indirectly by any of its Affiliates, take over such claim from the Insurance Provider.

(d)	The Buyer undertakes not to amend the Subrogation Provision without the prior written consent of the Sellers’ Representative.

(e)

With respect to a breach of the Fundamental Warranties by a Seller or the Sellers (as the case may be), such breaching Seller(s) (and none of the other Seller(s)) shall be liable to the Buyer only if and to the extent the Loss resulting from such breach is not recoverable under the Insurance Policy and, for the avoidance of doubt, subject to the fulfilment of the conditions in Section 9.2(a) and all other limitations set out in this Agreement, including Sections 9.1(c) and 9.5.3(c).

(f)

The Parties acknowledge that none of the Sellers is party to the Insurance Policy and that the Insurance Provider is not a party to this Agreement, and that, consequently, neither any of the Sellers nor the Insurance Provider shall have any rights or obligations against each other under this Agreement or the Insurance Policy.

9.3	No other liability

(a)

The Buyer agrees that none of the Sellers have given, and the Buyer has not relied on, any expressed or implied representations or warranties other than the Warranties, and no action or omission by any of the Sellers or any of the Group Companies shall be construed as implying any representation or warranty and the Buyer shall consequently not be entitled to make any Claim not relating to any of the Warranties.

(b)

Each Seller’s sole and exclusive liability in respect of the Shares and the Group Companies shall be under the Warranties as covered by the Insurance Policy, and none of the Sellers shall have any other liability in respect thereof based on any warranty or information (whether expressed or implied) or any other contract or statute (including under the Swedish Sale of Goods Act (Sw. köplagen) and the International Sale of Goods Act) or pursuant to legal principles or theory or on any other ground. Without prejudice to the generality of the foregoing, none of the Sellers give any warranty to the Buyer with respect to, and shall have no liability to the Buyer based on, the information memorandum prepared for the Transaction, the management presentation given to the Buyer and any financial projection, strategy papers/presentations, forecast or other forward-looking statement relating to the Group Companies (irrespective of whether such has been included in the Disclosure Material).

9.4	The Buyer’s remedy

(a)

Any amount payable by any of the Sellers to the Buyer under this Section 9 shall be treated as a reduction of the Purchase Price. It is acknowledged and agreed that payments arising from a breach of any of the Warranties will (other than as explicitly set out in Section 9.2) be paid by the Insurance Provider. This remedy shall be exclusive and it is specifically agreed that no remedy under the Swedish Sale of Goods Act, the International Sale of Goods Act or pursuant to legal principles or theory or on any other ground, including (but not limited to) the right to terminate or rescind this Agreement, shall be available to the Buyer.

(b)

Save as set out in this Agreement, the Buyer undertakes to each Relevant Person, in each case, for itself and as agent and trustee for each of its Affiliates that (in the absence of fraud against the Buyer) the Buyer and each of its Affiliates:

(i)	have no rights against (and waives any rights they may have against); and

(ii)	may not make a claim against (and waive any claim they may have against),

any Relevant Person in relation to any matter arising out of or connection with this Agreement.

9.5	Limitation of the Sellers’ liability

9.5.1	Monetary limits

(a)

In relation to Claims for breach of Warranties other than Fundamental Warranties, no individual Claim, or series of Claims arising from substantially identical facts or circumstances, which is less than EUR 500,000 shall be taken into account when calculating the total amounts of the Claim(s) and, for the avoidance of doubt, no such Claim shall be allowed to be made against any of the Sellers.

(b)

In relation to Claims for breach of Warranties other than Fundamental Warranties, the Buyer shall not have the right to compensation unless the total amount of all Claim(s), which the Buyer may present under this Agreement, is equal to or exceeds EUR 7,500,000, in which case the Buyer shall have the right to compensation for the amount exceeding such threshold, subject to the other limitations provided in this Section 9.5.

(c)

The aggregate liability of each of the Sellers shall (i) with respect to Claims resulting from a breach of the Warranties other than the Fundamental Warranties be limited to, and can never exceed, ten percent of such Seller’s pro rata share (in accordance with the Purchase Price Allocation) of the Purchase Price received by such Seller, (ii) with respect to Claims resulting from a breach of the Fundamental Warranties or this Agreement (not covered by (i) or (iii)) be limited to, and can never exceed, one hundred percent of such Seller’s pro rata share (in accordance with the Purchase Price Allocation) of the Purchase Price, and (iii) with respect to breaches of Sections 3.2(b)-(c) (Leakage) be limited as stated in such Sections.

9.5.2	Time limitations

(a)

A Claim shall be brought against the Sellers as soon as reasonably possible but no later than 60 Business Days from the date on which the Buyer or a Group Company became aware of, or should have become aware of, the circumstances giving rise to a Claim. Such Claim against the Sellers shall be made in writing and shall be accompanied by all relevant particulars of the Claim specifying the nature of the alleged breach, the amount claimed in respect thereof, the evidence on which the Buyer relies and all such other information as is available to the Buyer or the Group Companies and that is necessary to enable the Sellers to assess the merits of the Claim, to act to preserve evidence and to make such provision as the Sellers may consider necessary, provided that failure to give such notification shall not affect the Buyer’s Claim except if and to the extent the Sellers have been prejudiced as a result of such failure.

(b)	No Claims by the Buyer will be valid unless presented within 12 months from the Closing Date.

(c)

Any Claim presented shall be deemed to have been withdrawn and no longer recoverable, unless arbitral proceedings in respect of the Claim have been initiated within six months from the date on which the Sellers were notified of the Claim.

9.5.3	Other limitations

(a)

A liability, which is contingent, shall not constitute a Loss recoverable under this Agreement unless and until such contingent liability becomes an actual liability and is due and payable. However, this Section 9.5.3(a) shall not operate to exclude a Claim made in respect of a contingent liability within the applicable time limits, and setting out the particulars as specified, in Section 9.5.2.

(b)

To the extent there is any actual saving by or quantifiable actual financial benefit to the Buyer or any Group Company arising from a Loss, no Seller shall be liable for the part of such Loss that is covered by such actual saving or benefit. This includes if any such Loss is a Tax deductible item, or relates to an untaxed reserve, in which case the Claim that the Buyer may make shall be reduced by the tax savings actually made.

(c)

If the Buyer or any of the Group Companies has a right to compensation or recovery from a third party (whether by payment, discount, credit, relief or otherwise) relating to a Loss, the Buyer shall use its best efforts to seek compensation or recovery for the Loss from such third party before steps are taken to enforce a Claim against any of the Sellers. If such compensation or recovery is received prior to payment by any of the Sellers with respect to the relevant Claim, such payment shall be reduced by a corresponding amount. If such compensation or recovery is received after payment by the relevant Seller(s) with respect to the relevant Claim, it shall promptly be forwarded or refunded to the relevant Seller(s).

(d)	The Buyer shall not be entitled to make a Claim to the extent that:

(i)

with regards to breach of Warranties, except for breach of Fundamental Warranties, the fact, matter, circumstance or event giving rise to the Claim was Fairly Disclosed in the Disclosure Material, or was otherwise known or ought to have been known by the Buyer’s Group or any of its Representatives;

(ii)	with respect to breach of Warranties, except for breach of Fundamental Warranties, the fact, matter, circumstance or event giving rise to the Claim was reported in the Bring Down of Disclosures;

(iii)

a specific provision or allowance for the matter giving rise to the Loss has been made in the Accounts or the Firstan Accounts or the same is otherwise accounted for or reflected in the Accounts or the Firstan Accounts;

(iv)

a Loss occurs as a result of the passing of, or change in, any legislation, regulation or administrative practice of any governmental or other regulatory body not in force at the Signing Date, or which takes effect retrospectively;

(v)

it relates to a Loss which is recoverable (in full or in part) under an insurance policy or would have been recoverable had the insurance coverage for the Group Companies, which existed at the Closing Date, been maintained;

(vi)	the matter, event or circumstance giving rise to the Claim has been made good or has otherwise been compensated for without cost or expense to the Buyer or any of its Affiliates;

(vii)	the Claim would not have occurred but for an act, omission or transaction of the Buyer or any of its Affiliates (including, without limitation, the Group Companies from Closing); or

(i)	the Loss has been deducted from the Share Price as Leakage in accordance with this Agreement.

(e)	For the avoidance of doubt, the Buyer shall not be entitled to recover any amount from any of the Sellers under this Agreement more than once in respect of the same Loss.

9.6	Mitigation of Loss

The Buyer shall take, and shall procure that the Group Companies take, all reasonable steps to mitigate any Loss and none of the Sellers shall be liable for any Loss to the extent the Buyer or a Group Company could reasonably have mitigated such Loss.

9.7	Third Party Claims

(a)

Other than in connection with any breach of the Warranties which may only be recovered under the Insurance Policy, if the Buyer or a Group Company becomes aware of any actual or threatened third party claim, action, demand or matter (“Third Party Claim”) which may give rise to a Loss for which any of the Sellers may be liable, in order to preserve the Buyer’s potential right to compensation from the Sellers for such Loss, the Buyer shall, and shall procure that the Group Companies shall:

(i)	promptly notify the Sellers, in writing, of such Third Party Claim;

(ii)

not make any admission of liability, or enter into any agreement, settlement or compromise with any third party in relation to any such Third Party Claim, without obtaining the prior written approval of the Sellers;

(iii)	not take any action which may have an adverse effect on any insurance policy under which any such Third Party Claim would be recoverable if such action had not been taken;

(iv)	take any action reasonably requested by the Sellers to avoid, dispute, resist, appeal, compromise or defend such Third Party Claim;

(v)

give the Sellers and their respective representatives reasonable access to the personnel of the Buyer and the Group Companies, and to any relevant properties, premises, accounts, documents and records, and allow the Sellers and their respective representatives to take copies of such relevant accounts, documents and records in order to enable the Sellers and their respective representatives to examine the grounds for the Third Party Claim, to defend against it and to conduct any litigation resulting from it; and

(vi)	at a Seller’s request and at such Seller’s cost and expense, allow the Seller (at the Seller’s option) to:

(A)

handle any negotiation, dispute or litigation relating to the Third Party Claim with any third party and grant the Seller and its representatives all authorizations and all assistance as the Seller and its representatives may reasonably require to enable the Seller and its representatives to defend against the Third Party Claim and to properly conduct any litigation resulting from it;

(B)	participate and give advice in any negotiation, dispute or litigation relating thereto with any third party; and

(C)	at the Seller’s discretion, agree to any settlement, compromise or discharge of such Third Party Claim.

(b)

If the Buyer conducts the negotiation, dispute or litigation in respect of any Third Party Claim pursuant to Section 9.7(a) above, the Buyer shall ensure that the Sellers are informed without undue delay of the developments in the matter, and that the Seller is provided with copies of any correspondence or documentary material relating to the negotiation, dispute or litigation.

10.	Post-Closing obligations

10.1	Discharge from liability

(a)

At the relevant annual general meetings of the Company and each of the other Group Companies, the Buyer undertakes to procure that the current directors of the Company and the other Group Companies who have resigned on or before the Closing Date are granted discharge from liability for their administration up to and including the Closing Date (or the earlier date of their resignation), provided that the respective auditors of the Company and the other Group Companies do not recommend against such discharge.

(b)

Provided that the directors referred to above have been discharged from liability and subject to the statutory limitations of such discharge, the Buyer undertakes not to make, and undertakes to procure that the Company and the other Group Companies do not make, any claims (other than for fraud or criminal acts) against any of the directors of the Company or the other Group Companies in office prior to Closing Date for their acts or omissions in their capacity as board members that took place on or before the Closing Date.

10.2	Access to books, records and documents

The Buyer shall retain, and shall procure that the Group Companies retain, for a period of ten years from Closing the books, records and documents of the Group Companies to the extent they relate to the period prior to the Closing Date and shall allow, and shall procure that the Group Companies allow, each of the Sellers reasonable access to such books, records and documents, including the right to take copies at such Seller’s expense, in order to comply with any Applicable Law or in connection with the preparation and agreement of any accounting, tax or other records or in connection with the conduct of any proceedings, suit or action against the Seller or any its Affiliates.

10.3	Transaction bonuses

Upon payment by Sarcina of any such bonus referred to in 1.49(e), Sarcina shall inform the Group Companies liable for Taxes in relation to such bonuses and, upon instructions from such Group Company, Sarcina shall pay the amount corresponding to such Taxes in accordance with the respective Group company’s instructions.

11.	Miscellaneous

11.1	Notices

All notices given or made under the Agreement shall be in writing in the English language and shall be deemed to have been duly given or made when delivered by courier or by e-mail (with the relevant document attached as a pdf and as long as a receipt of such e-mail is requested and received) to the Party in question as follows:

If to the Sellers:	Sarcina Holdings S.à r.l.
Address:	20 avenue Monterey
2163 Luxembourg
E-mail address:	candre@cvc.com,
yescamezmorales@cvc.com and
TMorana@cvc.com
For the attention of:	Carmen André, Yolanda Escamez Morales
and Thomas Morana

With a copy (not serving as notice) to:	Roschier Advokatbyrå AB
Address:	Brunkebergstorg 2
111 51 Stockholm, Sweden
E-mail address:	jens.bengtsson@roschier.com
For the attention of:	Jens Bengtsson

If to the Buyer:	Graphic Packaging International Europe
Holdings B.V.
Address:	Steenhouwersstraat 4, 8601 WD Sneek,
the Netherlands
E-mail address:	Stephen.Scherger@graphicpkg.com
For the attention of:	Stephen R. Scherger

With a copy (not serving as notice) to:	DLA Piper LLP (US)
Address:	444 West Lake Street, Suite 900
Chicago, Illinois 60606-0089, USA
E-mail address:	david.mendelsohn@dlapiper.com; and
petter.kjollerstrom@se.dlapiper.com
For the attention of:	David Mendelsohn; and
Petter Kjöllerström

or to such other postal address or e-mail address of which a Party notifies the other Parties in accordance with this Section 11.1.

11.2	Sellers’ Representative

(a)

Each of the Other Sellers hereby unconditionally and irrevocably (except as set out in Section 11.2(c)) authorizes the Sellers’ Representative to be its representative in all matters relating to this Agreement, including but not limited to:

(i)	signing, executing and delivering any document and taking any action that may be necessary or appropriate in connection with this Agreement;

(ii)	make any requests or approvals to the Buyer under this Agreement;

(iii)	agree, compromise and settle any claim by the Buyer against the Other Sellers under this Agreement, excluding, however, any claims only directed against an individual Other Seller; and

(iv)	give or receive any notice or notification in any form to be given under this Agreement,

with the effect that any action or measure taken by the Sellers’ Representative shall be binding on each of the Other Sellers and any notice or notification to or by the Sellers’ Representative shall be deemed a notice to or by each of the Other Sellers.

(b)

Except with respect to the individual undertakings or liabilities under this Agreement, none of the Other Sellers shall act under this Agreement other than through the Sellers’ Representative and the Buyer shall have regard only to, and rely upon and act in accordance with, without any liability to any Party for having relied or acted thereon, actions undertaken or notices, including requests, elections or proposals, issued by the Sellers’ Representative.

(c)

The Other Sellers may appoint another Party to act as the Sellers’ Representative, provided that such appointment shall be notified to the Buyer and Sarcina ten Business Days prior to such new appointment having effect. Each of the Other Sellers undertakes to keep the Sellers’ Representative fully indemnified for any liability that it may incur in its capacity as the Sellers’ Representative.

(d)	For the avoidance of doubt, each of the Other Sellers undertakes not to revoke or qualify (wholly or partly) the authorization granted to the Sellers’ Representative under this Section 11.2.

11.3	Fees and expenses

Each of the Parties shall bear its own fees and expenses in connection with the preparation and implementation of the actions contemplated by this Agreement, including, but not limited to, all fees and expenses of investment bankers, advisors, representatives, counsels and accountants.

11.4	Assignment

None of the Parties may, by operation of law or otherwise, assign, transfer or grant any security interest or other rights in or over any of its rights or obligations under this Agreement, without the prior written consent of the other Parties. However, the Buyer shall be entitled to assign, otherwise transfer or grant any security interest or other rights in or over any of its rights or obligations under this Agreement, including changing the Buying entity between Signing Date and Closing Date, to an Affiliate of the Buyer,

with the same ultimate owner as the Buyer, (and subject to prior notification to the Sellers’ Representative) and/or to any bank or other finance provider participating in the financing of the transactions contemplated in this Agreement or a subsequent refinancing of such financing or funding of the Group Companies.

11.5	No waiver

Failure by any Party at any time or times to require performance of any provision of this Agreement shall not be construed as a waiver by such Party of (i) any subsequent breach of such provision, (ii) a breach of any other provision of the Agreement or (iii) an amendment of any provision of the Agreement.

11.6	Entire agreement

This Agreement represents the entire understanding and agreement between the Parties with respect to its subject matter and supersedes all prior understandings and agreements with respect to such subject matter, including the confidentiality agreement relating to the Transaction between the Buyer and Sarcina, dated 21 January 2021.

11.7	Amendments

No amendment to this Agreement shall be effective unless made in writing and signed by a duly authorized representative of each of the Parties.

11.8	Provisions severable

If any part of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the remainder of this Agreement shall not be affected; however, the Parties shall attempt, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable in order to give effect to the commercial intentions of the Parties when signing this Agreement.

11.9	Confidentiality and publicity

(a)	Subject to Section 11.9(b), each of the Parties undertakes not to disclose, in whole or in part, any Confidential Information.

(b)	Section 11.9(a) shall not prohibit disclosure if and to the extent:

(i)	required or advisable to do so by Applicable Law, the rules and regulations of any stock exchange or in any lawful and compelling enquiry by any governmental, official or regulatory body;

(ii)	the Confidential Information is or becomes publicly available (other than by breach of this Agreement);

(iii)	the other Parties have given its prior written consent to such disclosure (such consent not to be unreasonably withheld or delayed); and

(iv)	such disclosure is to its professional advisers who are bound to such Party by a duty of confidence similar to that set out in this Agreement.

(c)

If a Party is required under any of the circumstances referred to in Section 11.9(b)(i) to disclose any Confidential Information, the disclosing Party shall, to the extent legally permissible, use its reasonable endeavors to consult with the other Parties prior to any such disclosure.

(d)

All press releases and other public relations activities of the Parties with regard to the contents of this Agreement shall be mutually approved by the Parties in advance, such approval not to be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained herein, after the Closing, Buyer and its Affiliates shall be permitted to make such public communications regarding this Agreement or the transactions contemplated herein as Buyer and its Affiliates may determine is required under Applicable Law.

(e)

Notwithstanding the above in this Section 11.9, (i) Sarcina and its Affiliates have the right to inform their respective investors and potential investors in current and future funds, any CVC Person as well as each of their respective directors, officers, employees, financiers and advisers about the Transaction, and (ii) Buyer and its Affiliates have the right to inform each of their respective directors, officers, employees, financiers, advisers, investors and potential investors about the transactions contemplated herein.

11.10	Governing law and arbitration

(a)

This Agreement is governed by the substantive laws of Sweden, without regard to its conflicts of law rules and principles. In using English terms and concepts in the Agreement, the Parties have not intended to incorporate any legal standards other than those that would result from a translation of such terms and concepts into Swedish and/or an interpretation of such terms and concepts under Swedish law.

(b)

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Stockholm and the arbitral proceedings shall be conducted in the English language. The arbitral tribunal shall be composed of three arbitrators.

(c)

The Parties undertake to ensure that all arbitration proceedings conducted in accordance with this Agreement are kept confidential, unless otherwise required by law, or under relevant stock market regulations, or for the purpose of securing a Party’s own interests against the other Parties in relation to a dispute. This undertaking shall cover (among other things) all information disclosed during the course of such proceedings, as well as any decision or award made or declared by the arbitral tribunal.

This Agreement has been executed in two (2) originals, of which the Sellers and the Buyer have received one.

SARCINA HOLDINGS S.À R.L.	THE OTHER SELLERS

/s/ Carmen André	/s/ Harald Schulz
By: Carmen André	By: Harald Schulz (by Power of Attorney)
Title: Director (gérant) and authorized signatory of Sarcina Holdings S.à r.l.

GRAPHIC PACKAGING INTERNATIONAL EUROPE HOLDINGS B.V.

/s/ Michael P. Doss	/s/ Stephen R. Scherger
By: Michael P. Doss	By: Stephen R. Scherger